Exhibit 10.13

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE ("Second Amendment") is made this 12th day of January, 2022 (the "Effective Date") by and between TAC Vega MA Owner, LLC, a Delaware limited liability company ("Landlord" or "Lessor"), and VALIANT ENTERPRISES, LLC ("Tenant" or "Lessee").

RECITALS

A.            The owner and lessor of the Premises immediately prior to the Effective Date, CSS I, LLC, and Tenant entered into an Amended and Restated Lease dated as of April 22, 2020 for Units 1, 2, 3 5 (portion) and 6 of the CSS Commercial Condominium, consisting of approximately 79,500 rentable square feet in the building commonly known as 310 Kenneth Welch Drive, Lakeville, MA as more fully described in the Lease ("Premises").

B.            Subsequently, Landlord and Tenant entered into a Lease Amendment #1 dated October 21, 2020 which provided for the installation of Back up Equipment in the Engine Room portion of the Premises which shall serve as automatic (and, to the extent not automatic without human intervention, promptly engaged pursuant to the Lease) backup equipment providing the same performance levels required to meet the required service levels of heating and chilling capacity. The Amended and Restated Lease dated April 22, 2020,the Lease Amendment #1 dated October 21, 2020 shall collectively be referred to as the "Lease".

C.            On the Effective Date, Landlord has acquired the Premises and is the successor landlord to Tenant.

D.            CSS I, LLC and Landlord, as part of Landlord's acquisition of the Premises, requested Tenant execute an estoppel certificate and subordination, nondisturbance and attornment agreement. As an inducement for Tenant to execute such estoppel certificate and a subordination, nondisturbance and attornment agreement, without acknowledgment that successor landlord is in breach of the Lease, Landlord has agreed to ratify and complete the installation and operationalization of the Back up Equipment as set forth in this Second Amendment.

E.            Landlord and Tenant desire to amend and to modify the Lease as set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Landlord and Tenant agree as follows:

1.            Recitals. The recitals set forth above are agreed to be correct and are incorporated herein. All capitalized terms used and not otherwise defined in this Second Amendment, but defined in the Lease, shall have the meaning set forth in the Lease.

2.            Rent reimbursement for expansion of Engine Room. Notwithstanding anything contained in the Lease to the contrary, the base amount for calculating rent reimbursement due from Landlord to Tenant for the purchase of the equipment referenced in Lease Amendment #1 shall be a fixed amount equaling $2,350,000.00, together with 4% interest accrued thereon and amortizing over 120 months, equating to a $23,793 rent credit per month in Tenant's favor commencing in February 2023 and continuing for 119 additional months. For avoidance of doubt, attached hereto as Exhibit A is the agreed upon schedule of (i) Tenant's remaining additional monthly rent payments of $120,000 relating to the installation of the Back up Equipment, with the next payment due in February 2022 and the final such payment due January 2023, and (ii) rent credits to Tenant of $23,793 per month, commencing February 2023 and continuing through and including January 2033.

3.            Installation of Equipment. As of the date hereof, the parties acknowledge and agree that (i) Landlord has completed installation of the air handler units specified in Amendment #1 to the Lease; (ii) for Landlord's obligation in Amendment #1 with respect to the installation of the Back up Equipment to be deemed satisfied, such equipment must be (A) sufficiently sized to generate eight million BTUs of heating capacity and 650 tons of chiller capacity, and (B) such equipment must be operating within its advertised specifications (collectively, the "Back up Capacity Standard"); and (iii) Landlord has procured and is in the process of finalizing the installation of the equipment described on Exhibit B attached hereto to serve as the Back up Equipment. Within sixty (60) days of the Effective Date, Landlord agrees to properly complete installation of any and all Back up Equipment necessary to meet the Back up Capacity Standard, including any and all electrical hook ups, and further allow for primary control of such Back up Equipment which is exclusively benefiting Tenant. Landlord shall only install equipment which is in good and operative condition. Upon the completion of the installation, Landlord shall promptly notify Tenant, and Tenant shall be permitted to conduct an inspection of the equipment and the installation within ten (10) business days' receipt of written notice from Landlord. As part of such notice, Landlord shall confirm, via Stadelmann and Nexgen, all such equipment has been installed per code. Within five (5) business days of such inspection by Tenant, Tenant shall provide Landlord written notice that it either approves or disapproves the Back up Equipment installed by Landlord, and if it disapproves, specify the reason therefor; failure to provide such notice shall be deemed an approval by Tenant. To the extent Tenant notifies Landlord that it disapproves, the parties shall work in good faith to agree upon and hire an independent industry expert to test the Back up Equipment, using industry standard testing protocols, to determine whether such equipment meets the Back up Capacity Standard, and the parties hereby agree to be bound by such determination; the parties shall split equally the cost of such industry expert. To the extent such industry expert determines that the fully operational Back Up Equipment does not meet the Back up Capacity Standard, then Landlord shall promptly make such changes or additions to the Back up Equipment, up to a cost to Landlord of $300,000.00, necessary for such equipment, as then installed and configured by Landlord, to meet the Back up Capacity Standard. For the avoidance of doubt, if Tenant further installs additional equipment in the Engine Room at its expense necessary to cause the Back up Equipment to meet the Back up Capacity Standard, such additional equipment shall be owned by Tenant and subject to Tenant's obligation to remove such equipment at the termination or expiration of the Lease unless otherwise agreed by Tenant and Landlord.

4.	Miscellaneous.

(a)            All Other Lease Terms in Effect. Except to the extent the Lease is modified by this Second Amendment, all other terms and conditions of the Lease will continue in full force and effect. In the event of a conflict between the terms of the Lease and the terms of this Second Amendment, the terms of this Second Amendment shall prevail.

(b)            Entire Agreement. This Second Amendment represents the entire agreement of Landlord and Tenant with respect to the subject matter hereof, and the terms hereof shall not be amended or changed by any oral representation or agreement. To be effective, any amendments to the Lease shall be in writing and shall be executed by both parties hereto.

(c)            Counterparts. This Second Amendment may be executed in counterparts each of which shall be deemed an original and all of which when taken together shall constitute one and the same document. This Second Amendment may be executed by original signature, and/or signature originally signed by hand but transmitted via email (e.g., by scanned .PDF) or facsimile, and by electronic signature technology (e.g., DocuSign), which signature shall be considered as valid and binding as an original signature and delivery of such executed counterpart signature page by electronic signature technology, facsimile or email shall be as effective as executing and delivering this Second Amendment in the presence of the other parties to this Second Amendment. The parties hereby waive any defenses to the enforcement of the terms of this Second Amendment based on such electronic, faxed or emailed signatures.

(d)            Authority. Each signatory of this Second Amendment represents that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Second Amendment, as of the day and year first above written.

LANDLORD:

By:	/s/ Charles P. Kauss
Name:	Charles P. Kauss
Title:	Manager

TENANT:

By:	/s/ Jon Barack
Name:	Jon Barack
Title:	Authorized Representative

Exhibit A

Rent Payment Schedule

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Exhibit B

List of Currently Installed Back up Equipment

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

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